PRESS RELEASE Investors Mike Smith 719-637-5773 michael.smith@vectrus.com Media George Rhynedance 719-637-4182 george.rhynedance@vectrus.com Vectrus Statement on Army Award of Pre-positioned Stocks-5 Contract Colorado Springs, Colo., Sept. 1, 2016 —Vectrus, Inc. (NYSE: VEC) announced today the government did not select the company’s contract proposal to provide logistics support services in Kuwait and Qatar under the Army Pre-positioned Stocks-5 (APS-5) contract. Vectrus is the incumbent contractor providing these services, which are fully funded through Nov. 30, 2016, and have the potential to extend through Feb. 28, 2017. ‘‘While the company is disappointed in the decision, we have made tremendous and well- documented progress on APS-5 since our initial awards,” said Ken Hunzeker, chief executive officer at Vectrus. “We are proud of our employee’s contributions and commitment to the customer’s mission.’’ Despite the loss, Vectrus remains well positioned to respond to customer needs in the region and has a history of providing superior and affordable solutions that goes back to 1945. At this time, the company is not revising its financial guidance for the year ending Dec. 31, 2016. Vectrus guidance for 2016 assumed various factors and the loss of APS-5 does not impact the previously issued ranges. The APS-5 contracts contributed $93 million of revenue through June 2016. #### About Vectrus Vectrus is a leading, global government services company with a history in the services market that dates back more than 70 years. The company provides infrastructure asset management, information technology and network communication services, and logistics and supply chain management services to U.S. government customers around the world. Vectrus is differentiated by operational excellence, superior program performance, a history of long-term customer relationships, and a strong commitment to their mission success. Vectrus is headquartered in Colorado Springs, Colo., and includes about 6,000 employees spanning 132 locations in 18 countries. In 2015, Vectrus generated sales of $1.2 billion. For more information, visit our website at www.vectrus.com or connect with us on Facebook, Twitter, LinkedIn, and YouTube.